Exhibit 99.1

CALIBER COMPLETES SALE OF SOUTH RIDGE
LAND PARCEL IN JOHNSTOWN, COLORADO

Buyer plans to develop 300+ single-family home lots

SCOTTSDALE, Ariz., January 30, 2024 – Caliber (NASDAQ: CWD; CaliberCos Inc.), (NASDAQ: CWD), a real estate investor, developer, and manager, today announced the sale of South Ridge, an 80-acre parcel of land in Johnstown, Colo., to Journey Homes for $7.6 million. Caliber purchased the land in September 2021 for $5.38 million as part of its Johnstown Development, an approximately 750-acre master-planned, mixed-use development project. The firm launched a single asset debt offering alongside a land loan secured by Guaranty Bank to fund the acquisition and infrastructure development of the land. After fees and other expenses, the sale is expected to generate an unlevered internal rate of return of approximately 22.9 percent for the project. Caliber earned approximately $1.5 million in profit-sharing interests from the sale of the property and fees earned throughout the life of the project.

Located at 2279 South County Road 3 East, in Johnstown, the land sale was completed in December 2023. Journey Homes plans to develop 305 single family home lots on the land, which is situated directly south of Caliber’s Ridge development.

Caliber’s developments in Northern Colorado are situated within the triangle of Fort Collins, Loveland and Greeley at the intersection of I-25 and Freedom Parkway (Highway Road 402). Caliber and its investors currently own approximately 750 acres in the area encompassing six different projects in various stages of the development process. The master-planned community, which has been under development since 2017, will feature multiple new neighborhoods, with approximately 600 new single-family homes and 1,200 multi-family housing units, as well as community parks and commercial, retail, hospitality and industrial space. It is expected to bring significant new economic activity and opportunities to this rapidly growing area.

“Johnstown is one of the fastest growing communities in Colorado, due in part to the high quality of life and a very engaged group of local officials and community leaders,” said Roy Bade, Chief Development Officer of Caliber. “The sale of the South Ridge property will accelerate the development of new housing options to meet the growing need in the Northern Colorado area. This transaction also demonstrates the value of Caliber’s investment platform for investors seeking alternatives in the marketplace. It is a testament both to Caliber’s capabilities and to the promise of the Johnstown Development that many participants in the South Ridge deal have reinvested their funds into Caliber’s Encore development, located near South Ridge.”

Brokers on this transaction were Caliber Realty and NAI Affinity.

About Caliber
With more than $2.9 billion of managed assets, including estimated costs to complete assets under development, Caliber’s 15-year track record of managing and developing real estate is built on a singular goal: make money in all market conditions. Our growth is fueled by our performance and our competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions do not. Integral to our competitive advantage is our in-house shared services group, which offers Caliber greater control over our real estate and visibility to future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed CaliberCos Inc. and/or invest directly in our Private Funds.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-
looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber:
Victoria Rotondo
+1 480-295-7600
Victoria.rotondo@caliberco.com

Media Relations:
Kelly McAndrew
Financial Profiles
+1 203-613-1552
KMcAndrew@finprofiles.com